UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

HILLS BANCORPORATION
(Exact Name of Registrant as specified in its Charter)

IOWA	42-1208067
(State of Incorporation)	(IRS Employer Identification No.)

131 Main Street
Hills, Iowa 52235
(Address of principal executive offices, including zip code)

HILLS BANCORPORATION
EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the Plan)

Mr. James G. Pratt
Treasurer, Secretary and Chief Financial Officer
Hills Bancorporation
131 Main Street
Hills, Iowa 52235
(319) 679-2291
(800) 445-5725
 (Name, address and telephone number of agent for service)

Copies to:
Thomas C. Blank, Esq.
Shumaker, Loop & Kendrick, LLP
1000 Jackson
Toledo, Ohio  43604
(419) 241-9000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per	Proposed Maximum Aggregate Offering	Amount of Registration Fee
		Share(1)	Price(1)

Common Shares, no par value	50,000	$67.50	$3,375,000	$386.78

(1)  This figure has been estimated solely for the purpose of determining the registration fee.  The figure was calculated pursuant to Rule 457(c) using the average of the high and low bid and asked prices for the common shares of Hills Bancorporation (the “Company” or “Registrant”) as of June 29, 2012 (a date within five business days prior to the filing of this registration statement).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Form S-8 Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed or to be filed by the Registrant or the Plan with the Commission are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

(b)
All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Form 10-K referred to in clause (a) above.

(c)
The description of the common shares of the Registrant contained in the Registrant’s registration statement on Form S-3, as originally filed with the Securities and Exchange Commission on May 12, 2011 and amended on July 5, 2011 and August 11, 2011.

(d)
All documents filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article IX of the Registrant’s Restated Articles of Incorporation provides that each person who is a party or threatened to be made a party to legal or administrative actions by reason of the fact that the person is or was a director or officer of the Registrant shall be indemnified and have expenses for defense advanced to him or her and be held harmless by the Registrant as authorized by the Iowa Business Corporation Act (“IBCA”), subject to certain exceptions and limitations.  The Restated Articles of Incorporation permit the Registrant to provide indemnification against all expenses, liability, and loss (including attorney’s fees, judgments, fines, and amounts paid or to be paid in settlement), reasonably incurred by the director or officer.

Section 490.852 of the IBCA (the successor provision to former Section 496A.4A of the IBCA referenced in the Registrant’s Restated Articles of Incorporation) requires a corporation to indemnify a director to the extent that he or she has been “wholly successful on the merits or otherwise” in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation for reasonable expenses incurred in connection with the proceedings.  Section 490.851 of the IBCA governs “permissive indemnification” of corporate directors and officers.  It generally authorizes indemnification if the director acted: (1) in good faith; and (2)(a) if the conduct was performed in the individual’s “official capacity” with the corporation it must have been done with the reasonable belief that the actions were in the best interests of the corporation; and (b) if the action was not taken in the “official capacity” with the corporation, the director must have had reason to believe that the conduct was “at least not opposed to the best interests of the corporation.”  With respect to criminal proceedings, the director or officer must have had “no reasonable cause to believe [his] conduct was unlawful.”

The Restated Articles of Incorporation also provide that a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of a fiduciary duty as a director, except for liability: (1) for breach of the director’s duty of loyalty to the Registrant or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for a transaction from which the director derives an improper personal benefit; or (4) for unlawful distributions under the IBCA.

Hills Bancorporation also carries directors’ and officers’ liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8:

Number	Exhibit
4	Instruments defining the rights of security holders, including indentures (incorporated herein by reference to Exhibits 3.1 and 3.2 to the Registrant’s Registration Statement on Form S-3)
5	Opinion of Shumaker, Loop & Kendrick, LLP as to the legality of the Securities
23.1	Consent of Shumaker, Loop & Kendrick, LLP (contained in Exhibit 5 to this Registration Statement)
23.2	Consent of Independent Registered Public Accounting Firm
24	Power of Attorney
99	Hills Bancorporation Amended and Restated Employee Stock Purchase Plan

ITEM 9.	UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hills, State of Iowa, on June 29th, 2012.

HILLS BANCORPORATION

By:	/s/ Dwight O. Seegmiller
Dwight O. Seegmiller
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dwight O. Seegmiller	President, Chief Executive Officer and Director	June 29, 2012
Dwight O. Seegmiller	(Principal Executive Officer)

/s/ James G. Pratt	Treasurer, Secretary and Chief Financial Officer	June 29, 2012
James G. Pratt	(Principal Financial and Accounting Officer)

Directors*

Michael S. Donovan
Thomas J. Gill, D.D.S.
Michael E. Hodge
Emily A. Hughes
James A. Nowak
Theodore H. Pacha
John W. Phelan
Ann Marie Rhodes
Thomas R. Wiele
Sheldon E. Yoder, D.V.M.

*	For each of the above directors pursuant to power of attorney filed with the Registration Statement

By:	/s/ Dwight O. Seegmiller	June 29, 2012
Dwight O. Seegmiller, President and Chief Executive Officer
(pursuant to power of attorney)

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hills, State of Iowa, on June 29, 2012.

HILLS BANCORPORATION EMPLOYEE STOCK PURCHASE PLAN

By:	/s/ Theodore H. Pacha
Theodore H. Pacha
Chairman, Compensation Committee